EXHIBIT A 10.5.2
FORM OF CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT with an effective date of ___________  (this “Agreement”), is made by and between Central Vermont Public Service Corporation (“Company”), and ___________________ (“Executive”).

WHEREAS, the Board of Directors of Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) of Company exists and that such possibility, and the uncertainty it may cause, may result in the departure or distraction of key management employees of Company or of a Subsidiary (as hereinafter defined) to the detriment of Company and its stockholders;

WHEREAS, Executive is a key management employee of Company or of a Subsidiary;

WHEREAS, the Board has determined that Company should encourage the continued employment of Executive and the continued dedication of Executive to his assigned duties without distraction as a result of the circumstances arising from the possibility of a Change in Control;

WHEREAS, the Company and Executive are parties to the Change in Control Agreement dated as of _______________ (the “Original Agreement”);

WHEREAS, the American Jobs Creation Act of 2004 included new statutory rules under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) that substantially altered the income tax treatment of compensation that is regarded, under those rules, as deferred pursuant to a nonqualified deferred compensation plan;

WHEREAS, under Section 409A, unless certain limitations on payment and other requirements are provided for in a deferred compensation plan, participants may be subject to regular income tax on amounts payable pursuant to such deferred compensation plan before payments are made as well as to a 20% excise tax;

WHEREAS, the Original Agreement is subject to the requirements of Section 409A;

WHEREAS, the Original Agreement will, in accordance with its terms, terminate on April 5, 2009; and

WHEREAS, the Company and Executive desire to enter into a new change in control agreement that complies with the requirements of Section 409A and incorporates other important changes to the terms of the Original Agreement, and to have such new agreement take effect on April 6, 2009.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, Company and Executive hereby agree as follows:

1.    Defined Terms.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Annual Incentive Plan” shall mean the Central Vermont Public Service Corporation Management Incentive Plan, and any one or more other formalized plans, if any, in which Executive is or may become eligible to participate providing incentive compensation payable in cash to eligible participants determined on the basis of a measuring period not in excess of 12 calendar months, but shall expressly exclude, without limitation, the Central Vermont Public Service Corporation Performance Share Incentive Plan (the “Performance Share Plan”), the Central Vermont Public Service Corporation Officers’ Supplemental Retirement and Deferred Compensation Plan, the Deferred Compensation Plan for Officers and Directors of Central Vermont Public Service Corporation, the Central Vermont Public Service Corporation Omnibus Stock Plan, and any plan qualified or intended to be qualified under Code Section 401(a) and any amendment or restatement of, or successor plan to, any of the foregoing plans in effect from time to time, and any executive fringe benefits.

“Annual Incentive Target” shall mean with respect to any measuring period, the amount of cash compensation that would be payable to Executive under the Annual Incentive Plan for such measuring period, computed assuming that the target level of performance has been achieved with respect to a performance goal identified in accordance with the terms of the Annual Incentive Plan.

“Board” shall have the meaning provided for in the first whereas clause above, however, it shall include, unless specifically stated otherwise, any committee of the Board to which the Board has delegated authority to act on its behalf.

“Cause” for termination by Company of Executive’s employment shall mean:

(i) the willful failure by Executive substantially to perform Executive’s duties with Company or a Subsidiary, (other than any failure resulting from Executive’s incapacity due to Executive’s Disability, or any actual failure after the issuance of a Notice of Termination for Good Reason by Executive in accordance with paragraph (A) of Section 8)) that continues for at least 30 calendar days after the Board delivers to Executive a written demand for performance that identifies specifically and in detail the manner in which the Board believes that Executive willfully has failed substantially to perform Executive’s duties,

(ii) a conviction, guilty plea or plea of nolo contendere of Executive for any felony,

(iii) the willful engaging by Executive in misconduct that is demonstrably and materially injurious to Company or any Subsidiary, monetarily or otherwise,

(iv) a material violation by Executive of the corporate governance guidelines and code of ethics of Company or any Subsidiary;

(v) a material violation by Executive of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation, or

(vi) a material breach by Executive of any of the restrictive covenants contained in Section 9.

For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of Company and its Subsidiaries.

“Change in Control” shall mean, if at any time subsequent to the date of this Agreement, any of the following events shall have occurred:

(i) The acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of Company representing 20% or more of the combined voting power of the then outstanding voting securities of Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) The consummation of a reorganization, merger or consolidation or sale or other disposition of more than 50% of the assets of Company (a “Capital Transaction”), in each case, unless, following such Capital Transaction , all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Voting Securities immediately prior to such Capital Transaction beneficially own, directly or indirectly, at least 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Capital Transaction (including, without limitation, a corporation which as a result of such transaction owns Company or all or substantially all of Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Capital Transaction of the Outstanding Voting Securities; or

(iv) Approval by the stockholders of Company of a complete liquidation or dissolution of Company.

“Company” shall mean Central Vermont Public Service Corporation and any successor to its business or assets, by operation of law or otherwise.

“Date of Termination” shall have the meaning provided for in paragraph (B) of Section 8 hereof.

“Disability” shall be deemed the reason for the termination by Company of  Executive’s employment, if, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of Executive’s duties with Company or a Subsidiary for a period of six consecutive months, Company shall have given Executive a Notice of Termination for Disability, and, within 30 business days after the Notice of Termination is given, Executive shall not have returned to the full-time performance of Executive’s duties.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive” shall mean the individual named in the first paragraph of this Agreement.

“Good Reason” for termination by Executive of Executive’s employment shall mean the occurrence, without Executive’s express written consent, of any one of the following:

(i) the assignment to Executive of any duties inconsistent with Executive’s status as an executive officer of Company or of a Subsidiary or a substantial adverse alteration in the nature or status of Executive’s responsibilities from those in effect immediately prior to the Change in Control, excluding for this purpose an isolated and inadvertent action by Company or a Subsidiary not taken in bad faith and which is remedied by Company or Subsidiary within 10 days after receipt of notice thereof given by the Executive and further provided that neither mere changes in title and/or reporting relationship nor reassignment following a Change in Control to a position that is substantially similar to the position held immediately prior to the Change in Control shall constitute a substantial adverse alteration in the nature or status of Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(ii) a reduction by Company in Executive’s annual base salary to any amount that is less than 90% of Executive’s annual base salary as in effect immediately prior to the Change in Control;

(iii) the failure by Company (x) to continue in effect any compensation plan in which Executive participates immediately prior to the Change in Control that is material to  Executive’s total compensation, including but not limited to, stock option, restricted stock, long-term and short-term incentive compensation, bonus, and other plans; unless an equitable alternative arrangement embodied in an ongoing substitute or alternative plan has been made, or (y) to continue Executive’s participation therein (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of compensation provided and the level of Executive’s participation relative to other participants, than existed immediately prior to the Change in Control;

(iv) the relocation of the principal executive offices of Company to a location more than 75 miles from the location of such offices immediately prior to the Change in Control or Company’s requiring Executive to be based anywhere other than the principal executive offices of Company, or in the case that Executive was not based at the principal executive offices of Company immediately prior to the Change in Control, to a location more than 75 miles from the location where Executive was based immediately prior to the Change in Control, except for required business travel to an extent substantially consistent with Executive’s business travel obligations immediately prior to the Change in Control;

(v) the termination of Executive’s employment for any reason during the 30-day period commencing on the first anniversary of the Change in Control if, on the first anniversary of the Change in Control, a majority of the Company’s (or if the Company’s shares are not publicly traded, the Company’s ultimate parent whose shares are publicly traded) board of directors were not members of the Board immediately prior to the Change in Control (a “Voluntary Termination Event”);

(vi) the failure by Company to pay to Executive any material portion of Executive’s current or deferred compensation under any deferred compensation program of Company, within 5 business days after the date the compensation is due (taking into account applicable restrictions under Section 409A) or to pay or reimburse Executive for any expenses incurred by him for required business travel;

(vii) the failure by Company to continue to provide Executive with substantially the same benefits enjoyed by Executive under any of Company’s pension, profit-sharing, life insurance, medical, health and accident, disability, or other employee benefit plans in which Executive was participating immediately prior to the Change in Control; the failure by Company to continue to provide Executive any material fringe benefit or perquisite enjoyed by Executive immediately prior to the Change in Control; or the failure by Company to provide Executive with the number of paid vacation days to which Executive is entitled in accordance with Company’s normal vacation policy in effect immediately prior to the Change in Control; or

(viii) any failure by Company to comply with and satisfy Section 13(A) (concerning a successor’s assumption of Company’s obligations hereunder), other than a failure not occurring in bad faith and which is remedied by Company promptly after receipt of notice thereof given by Executive.

For purposes of this definition of “Good Reason,” the terms “material” and “materially” and phrase “substantially the same” are intended to be satisfied where the value of the benefit or benefits that are provided after a Change in Control equal or exceed 90% of the value of the comparable benefit or benefits immediately before the Change in Control.

Gross-up Amount means the amount determined by multiplying the taxable benefit by a fraction where the numerator is one and the denominator is one  minus the applicable tax rate.  The applicable tax rate shall be the sum of (i) the highest federal individual income tax rate (currently 35%), plus (ii) 60% of the highest applicable state individual income tax rate (if any), in each case for the calendar year in which Executive receives a taxable benefit.

“Non-Interference/Assistance Period” shall mean the period commencing with the Termination Date and ending on the first anniversary of the Termination Date.

“Notice of Termination” shall have the meaning stated in paragraph (A) of Section 8 hereof.

“Payment Period” shall mean the 3-year period following the date on which a Change in Control is consummated.

“Payment Trigger” shall mean the occurrence of a Change in Control during the term of this Agreement coincident with or followed at any time before the end of the Payment Period by the termination of Executive’s employment with Company or a Subsidiary in a manner that constitutes a “separation from service”, as defined in Section 409A, for any reason other than (i) by Executive without Good Reason, (ii) by Company as a result of the Disability of Executive or with Cause or, (iii) as a result of the death of Executive.

“Section 409A” shall mean Code Section 409A and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

“Subsidiary” shall mean any corporation or other entity or enterprise, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others serving similar functions with respect to such corporation or other entity or enterprise is owned by Company or other entity or enterprise of which Company directly or indirectly owns securities or other interests having all the voting power.

“Termination Date” shall have the meaning provided for in paragraph (B) of Section 8 hereof.

2.         Term of Agreement.

(A)  In General.  This Agreement shall become effective on the date hereof and shall continue in effect for a period of 3 years provided that if the Executive shall die or a Termination Date shall occur prior to a Change in Control, this Agreement shall terminate on the earlier of the date of Executive’s death or the Termination Date.

(B)  Extension of Term.  Notwithstanding Section 2(A), the term of the Agreement shall continue if, prior to the third anniversary of the date of this Agreement, a Change in Control (i) is eminent, or (ii) has occurred.  In the case of (i) or (ii), the term of the Agreement shall be extended until either (x) the expiration of the 3-year Payment Period within which a Payment Trigger does not occur, or (y) if a Payment Trigger does occur within the 3-year Payment Period, the date on which the Company has performed all of its obligations and liabilities under this

Agreement.  For this purpose, a Change in Control shall be regarded as eminent if it is reasonably likely to occur within 6 months following the expiration date provided for the Agreement in Section 2(A).  If the anticipated Change in Control does not occur within such 6-month period, the Agreement shall expire at the conclusion of the 6-month period unless extended by mutual agreement of the parties.

3.         General Provisions.

(A)  Representations of Company.  Company hereby represents and warrants to Executive that the execution and delivery of this Agreement and the performance by Company of the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company; this Agreement is a legal, valid and legally binding obligation of Company enforceable in accordance with its terms; and neither the execution or delivery of this Agreement nor the consummation by Company of the actions contemplated hereby (i) will violate any provision of the certificate of incorporation or bylaws (or other charter documents) of Company, (ii) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority, or (iii) will violate or conflict with or constitute a default (or an event of which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties of Company under, any term or provision of the certificate of incorporation or bylaws (or other charter documents) of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of its properties or assets may be bound or affected.

(B)  Conditions Precedent to Payment.  No amount or benefit shall be payable under this Agreement unless there shall have occurred a Payment Trigger during the term of this Agreement.  In no event shall payments in accordance with this Agreement be made in respect of more than one Payment Trigger.

(C)  No Contract of Employment.  This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between Executive and Company, Executive shall not have any right to be retained in the employ of Company or of a Subsidiary. Notwithstanding the immediately preceding sentence or any other provision of this Agreement, no purported termination of Executive’s employment that is not effected in accordance with a Notice of Termination satisfying paragraph (A) of Section 8 shall be effective for purposes of this Agreement. Executive’s right, following the occurrence of a Change in Control, to terminate his employment under this Agreement for Good Reason shall not be affected by Executive’s Disability or incapacity. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason under this Agreement.

4.         Payments Due Upon a Payment Trigger.  Upon the occurrence of a Payment Trigger during the term of this Agreement, Executive shall receive payments from the Company,  or distributions from plans maintained by the company, as provided for in this Section 4.

(A)  Accrued Compensation.  Company shall pay to Executive the following amounts in a lump sum within 30 days following the Termination Date:

(i) Executive’s annual base salary through the Termination Date to the extent not theretofore paid;

(ii) the amount of any incentive compensation that has been allocated or awarded to Executive for a completed fiscal year or other completed measuring period preceding or coinciding with the occurrence of the Termination Date under any incentive compensation plan that is due and payable at such time under the terms of such plan but has not yet been paid to Executive; and

(iii) any accrued vacation pay to the extent not theretofore paid.

(B)  Long-Term and Short-Term Incentive Compensation.  With regard to any long-term or short-term incentive compensation plan in which Executive is a participant, including by way of example and not limitation, the Performance Share Plan and the Annual Incentive Plan, Company shall pay the pro rata portion of the award that would have been paid had Executive’s Termination Date not occurred prior to the completion of the relevant fiscal year or other measuring period.  In each case, the pro rata portion shall be calculated on a daily basis unless the underlying incentive compensation arrangement specifies a different method for the pro ration of the benefit.    The amount of the award shall be calculated on the assumption that performance is at target levels unless Code

Section 162(m) requires that it be based on the lesser of actual performance or target.  Payments and/or awards shall be made on the first to occur of (i) the payment/award date specified in the applicable plan or (ii) within the 30-day period commencing on the 60th day following the Termination Date unless a later date is required by (x) Section 7 (relating to Section 409A) or (y) Code Section 162(m).

(C)  Severance Compensation.  Company shall pay to Executive in a lump sum in cash within the 30-day period commencing on the 60th day following the Termination Date, or within such later period as required by Section 7 (relating to Section 409A), an amount equal to the product of: (i) [2.0 to 2.99] multiplied by, (ii) the sum of (x) the higher of Executive’s annual base salary in effect immediately prior to the occurrence of the Change in Control or Executive’s annual base salary in effect immediately prior to the Payment Trigger, plus (y) the higher of Executive’s Annual Incentive Target in effect immediately prior to the occurrence of the Change in Control or Executive’s Annual Incentive Target in effect immediately prior to the Payment Trigger.

(D)  Healthcare.  Provided that Executive fulfills his or her obligations and responsibilities and satisfies the conditions set forth in Sections 9 and 10, Company shall pay to Executive in a lump sum in cash within 10 days of the conclusion of the Non-Interference/Assistance Period, an amount equal to (x) the product of (i) Executive’s monthly premium for health and dental insurance continuation coverage for Executive and Executive’s family under the Consolidated Omnibus Budget Reconciliation Act of 1985 (the “COBRA Premium”), based on the monthly COBRA Premium for such coverage in effect on the Termination Date, multiplied by (ii) [24 to 36] months, plus (y) the Gross-Up Amount on the benefit determined under (x).  During the Non-Interference/Assistance Period, Executive shall be solely responsible for obtaining and maintaining Executive’s healthcare insurance.

(E)  Life Insurance.  Company shall continue to provide Executive with any life insurance provided immediately before the Termination Date for the [24 to 36] month period following the Termination Date.

(F)  Outplacement Services.  Company shall, at its sole expense as incurred, provide Executive with outplacement services from a nationally recognized outplacement service provider, the scope of which shall be selected by Executive within parameters established by

Company, provided that (i) the cost to Company shall not exceed $15,000, and (ii) in no event shall the period during which the outplacement service expenses are incurred or the period during which the expenses are paid, extend beyond the end of the calendar year that begins after the calendar year within which occurs Executive’s Termination Date.  Company shall also calculate and pay to Executive the Gross-up Amount with respect to the taxable portion of such outplacement services.

(G)  SERP Enhancement.  Provided that (i) Executive is a participant in the Central Vermont Public Service Corporation Officers’ Supplemental Retirement and Deferred Compensation Plan, as amended and restated effective January 1, 2008 (the “SERP’) and otherwise entitled to a benefit thereunder, and (ii) Executive fulfills his or her obligations and responsibilities and satisfies the conditions set forth in Sections 9 and 10 of this Agreement,  Executive benefit under the SERP shall be recalculated to be the greater of the amount described in paragraph (x) or (y) below:

(x)  The benefit provided for in Section 3.1(a) of the SERP with such benefit being determined for purposes of Section 3.1(a)(i) of the SERP as if the Participant had earned [2 to 3] additional years of benefit accruals under the Pension Plan of Central Vermont Public Service Corporation and Its Subsidiaries, as in effect from time to time (the “Basic Plan”) and assuming Executive’s compensation under the Basic Plan for such [2 to 3]-year period is equal to Executive’s compensation for the Plan Year immediately preceding the Plan Year in which the Change in Control occurs.

(y)  In the case of an Executive who was a participant of the SERP on December 31, 1997, and was age 50 or older upon the Change in Control, the benefit described in Section 3.1(b) of the SERP, without regard to the age and service requirements of Section III(a) of Appendix A thereof.

(H)  Other Vested Benefits.  To the extent not theretofore paid or provided, Company shall pay to Executive all vested benefits or other amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Company or any of its Subsidiaries at or subsequent to the Termination Date in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement; provided, however, if Executive receives the payments and benefits in accordance with paragraphs (B), (C), (D),(E), (F) and (G) of this Section 4, Executive shall not, in order to avoid any duplication of benefit, be entitled to any severance pay or benefits under any severance plan, program or policy of Company or its Subsidiaries, unless otherwise specifically provided therein in a specific reference to this Agreement.

5.         Release.  Notwithstanding anything contained herein to the contrary, Company shall only be obligated to pay or provide a benefit under paragraphs (B), (C), (D), (E), (F)and (G) of Section 4 and Section 6 if: (i) within the 50-day period after the Termination Date Executive first executes a release substantially in the form attached hereto as  Exhibit A ; and (ii) Executive does not revoke the release during the 7-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period, if applicable.

6.         Gross-Up Payments.

(A)  In the event that this Agreement shall become operative and it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 6) or distribution by the Company or any of its subsidiaries to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (each of the foregoing a “Payment”), would be subject to the excise tax imposed by Code Section 4999 by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Code Section 280G or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment or payments from the Company (collectively, a “Gross-Up Payment”).  The Gross-Up Payment shall be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax and any income tax imposed upon the Gross-Up Payment, Executive shall retain an amount of Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(B)  Subject to the provisions of Section 6(F), all determinations required to be made under this Section 6, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to Executive and the amount of such Gross-Up Payment, if any, shall be made by the Company’s external accounting firm, Deloitte Touche or any successor entity or by such other nationally recognized accounting firm (the “Accounting Firm”) selected by Executive with the consent of the Company, which consent will not be unreasonably withheld.  Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 45 calendar days after the occurrence of a Payment Trigger, and any such other time or times as may be requested by the Company or Executive.  If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to Executive within 15 business days after receipt of such determination and calculations with respect to any Payment to Executive.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish the Company and Executive an opinion that Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return.  As a result of the uncertainty in the application of Code Section 4999 and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made (an “Underpayment’), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 6(F) and Executive thereafter is required to make a payment of any Excise Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible.  Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within 15 business days after the receipt of such determination and calculations.

(C)  The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 6(B).  Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and Executive.

(D)  The federal, state and local income or other tax returns filed by Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive.  Executive shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.  If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive shall within 15 business days pay to the Company the amount of such reduction.

(E)  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 6(B) shall be borne by the Company. If such fees and expenses are initially paid by Executive, the Company shall reimburse Executive the full amount of such fees and expenses within 15 business days after receipt from Executive of a statement thereof and reasonable evidence of his payment thereof.

(F)  Executive shall notify the Company in writing of any claim, by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment or any additional Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than l0 business days after Executive actually receives notice of such claim and Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive shall not pay such claim prior to the earlier of (x) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment or amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such contest and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6(F), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 6(F) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(G)  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(F), Executive receives any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 6(F)) pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto) within 15 business days of Executive’s receipt of such refund.  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6(F), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to Executive pursuant to this Section 6.

(H)  Notwithstanding any provision of this Agreement to the contrary, if (i) but for this sentence, the Company would be obligated to make a Gross-Up Payment to Executive, and (ii) either (a) the aggregate "present value" of the "parachute payments" to be paid or provided to Executive under this Agreement or otherwise does not exceed 1.10 multiplied by three times Executive's "base amount," or (b) Executive's termination of employment constitutes a Voluntary Termination Event, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any payment or benefit to Executive, as so reduced, constitutes an "excess parachute payment." For purposes of this Section 6(H), the terms "excess parachute payment," "present value," "parachute payment," and "base amount" will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence will be made at the expense of the Company, if requested by Executive or the Company, by the Accounting Firm. The fact that Executive's right to payments or benefits may be reduced by reason of the limitations contained in this Section 6(H) will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 6(H), Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 6(H).  The Company will provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that Executive fails to make such designation within l0 business days of the Termination Date, the Company may effect such reduction in any manner it deems appropriate.

7.         Compliance with Section 409A.

(A)  Specified Employee.  Notwithstanding anything contained in this Agreement to the contrary, if Executive is a “specified employee,” within the meaning of Section 409A as determined under Company’s policy for determining specified employees on the Termination Date, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a Separation from Service and that would otherwise be paid or provided during the first 6 months following such Termination Date shall be accumulated through and paid or provided (together with interest at the applicable Federal short-term rate, compounded semi-annually, in effect under Code Section 1274(d) as of the Termination Date) within 30 calendar days after the first business day following the 6 month anniversary of such Termination Date (or, if Executive dies during such 6-month period, within 10 calendar days after Executive’s death).

(B)  Compliance with Section 409A.  It is intended that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Executive. Although Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither Company, its Subsidiaries nor their respective directors, officers, employees or advisors shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive or other taxpayer as a result of the Agreement.

8.         Termination Procedures.

(A)  Notice.  On or after the occurrence of a Change in Control, any purported termination of Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 14 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon, and, if applicable, the notice shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  Further, a Notice of Termination for Cause shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board that was called and held for the purpose of considering the termination (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard by the members of the Board) finding that, in the informed, reasonable, good faith judgment of the Board, Executive’s conduct satisfies one or more of the requirements set forth in the definition of Cause in Section 1, and specifying the particulars thereof in detail.

(B)  Termination Date.  “Termination Date” under this Agreement shall mean the effective date of Executive’s employment with Company or its affiliates that constitutes a “separation from service” within the meaning of Section 409A.  Except as provided in the next sentence, the Termination Date shall be determined as follows: (i) if Executive’s employment is terminated for Disability, 30 business days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during that 20 business-day period) and (ii) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which, in the case of a termination by Company, shall not be less than 10 business days except in the case of a termination for Cause, and, in the case of a termination by Executive, shall not be less than 10 business days nor more than 20 business days, respectively, after the date such Notice of Termination is given.  Company and Executive shall take all steps necessary (including with regard to any post-termination services by Executive) to ensure that any termination described in this Section 8(B) constitutes a “separation from service” within the meaning of Section 409A and that the date on which such separation from service takes place is the “Termination Date.”

9.         Restrictive Covenants.

(A)  Non-Disclosure.  Executive acknowledges that in the course of Executive’s employment with Company and any Subsidiary Executive has had and will have access to confidential information and trade secrets proprietary to Company and its Subsidiaries, including, without limitation, information and knowledge pertaining to services provided, products, innovations, designs, ideas, plans, trade secrets, proprietary information, transmission and distribution systems and methods, revenue and profit figures, customer lists, contracts, studies, relationships between the Company and its Affiliates and/or Subsidiaries and other others who have business dealings with the Company and its Affiliates and/or Subsidiaries ("Confidential Information").  Executive further acknowledges that the Confidential Information is proprietary to Company and its Subsidiaries, that the unauthorized disclosure of any of the Confidential Information to any person or entity will result in immediate and irreparable competitive injury to Company and its Subsidiaries, and that such injury cannot adequately be remedied by an award of monetary damages. Accordingly, Executive shall not at any time disclose any Confidential Information to any person or entity who is not properly authorized by Company or its Subsidiaries to receive the information without the prior written consent of the Board (which consent may be withheld for any reason or no reason) unless and except to the extent that such disclosure is required by any subpoena or other legal process (in which event Executive will give the Board prompt written notice of such subpoena or other legal process and will cooperate with the Company in order to permit Company and its Subsidiaries to seek appropriate protective orders).  Executive shall not use any Confidential Information for Executive’s own account without the prior written consent of the Board (which consent may be withheld for any reason or no reason).

(B)  Non-Compete.  Executive shall not during Executive’s employment with Company or any Subsidiary and thereafter until the expiration of the Non-Interference/Assistance Period, in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, (i) engage in or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, any business then actively being conducted by Company or its Subsidiaries, or any business that each of Company or its Subsidiaries has engaged in during the Non-Interference/Assistance Period within Vermont, (ii) engage in or be engaged in, or assist the Vermont Public Service Board, Connecticut Department of Public Utility, Vermont Department of Public Service or successor department or agency in the regulation or oversight of the Company or its Subsidiaries, or (iii) engage in or be engaged in, or assist any active customer or supplier  of Company or its Subsidiaries in the development, negotiation, or implementation of a power supply or power purchase contract or other agreement with Company or its Subsidiaries. . Nothing in this Section shall prohibit Executive from being: (x) a shareholder in a mutual fund or a diversified investment company or (y) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as Executive has no active participation in the business of such corporation or other entity. For the purpose of clarification, the business in which Company is actively engaged includes the purchase, production, transmission, distribution, and the retail sale of electricity principally in Vermont; however, Company also sells excess power in the wholesale markets administered by ISO New England and to other New England customers.

(C)  Non-Interference.  Executive shall not during his employment with Company or its Subsidiaries and thereafter until the expiration of the Non-Interference/Assistance Period employ, or assist any person or entity in employing, any employee of Company or its Subsidiaries. Executive shall not during his employment with Company or its Subsidiaries and thereafter until the expiration of the Non-Interference/Assistance Period solicit, or assist any person or entity to solicit, any employee of any member of Company or its Subsidiaries to leave the employment of Company or its Subsidiaries or to become employed by any other entity.

(D)  Non-Disparagement.  During the term of employment and thereafter until the expiration of the Non-Interference/Assistance Period, Executive shall not, in any communications with the press or other media or any customer, client or supplier of Company, or any Subsidiary, criticize, ridicule or make any statement which disparages or is derogatory of Company or any Subsidiary, of any successor or assignee thereto or of their respective directors or senior officers.  No director or senior officer of company will, during the same time period, criticize, ridicule or make any statement which disparages or is derogatory of Executive.

(E)  Change in Scope.  If a court holds that the restrictions provided for in this Section 9 are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(F)  Acknowledgment by Executive.  Executive acknowledges that the covenants contained in this Section 9 are a principal inducement for the willingness of Company to enter into this Agreement and make the payments and provide the benefits to Executive under this Agreement and that Company and Executive intend the covenants to be binding upon and enforceable against Executive in accordance with their terms, notwithstanding any common or statutory law to the contrary. Executive agrees that the obligations of Company under this Agreement (specifically including, but not limited to, the obligation to make any payment or provide any benefit under paragraphs (B), (C), (D), (E)(F) and (G) of Section 4 or Section 6) constitute sufficient consideration for the covenants contained in this Section 9. Company and  Executive further agree that the restrictions contained in this Section 9 are reasonable in period, scope and geographical area and are necessary to protect the legitimate business interests and Confidential Information of Company and its Subsidiaries. Executive agrees that he will notify Company and its Subsidiaries in writing if he has, or reasonably should have, any questions regarding the applicability of this Section 9. Because Executive’s services are unique and because Executive has access to Confidential Information, the parties agree that Company and its Subsidiaries would be damaged irreparably in the event any of the provisions of this Section 9 were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. In the event that Executive breaches or threatens to breach any such provision of this Section 9, the parties agree that Company and its Subsidiaries shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Executive hereby waives any claim that Company or its Subsidiaries have an adequate remedy at law. The parties agree that the foregoing relief shall not be construed to limit or otherwise restrict the ability of Company and its Subsidiaries to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.

10.         Consulting.  Executive agrees to provide such consulting services as may reasonably be requested by the Company during the Non-Interference/Assistance Period.

11.         No Offsets or Mitigation/Withholding.  Company’s obligation to make the payments provided for in Sections 4, 6 or 12 of this Agreement and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company or any of its Subsidiaries may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.  All payments to be made by Company or a Subsidiary under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law.

12.         Disputes.

(A)  Arbitration.  Any dispute or controversy arising out of or in connection with this Agreement shall, upon a written notice from Executive to Company either before suit thereupon is filed or within 20 business days thereafter, be settled exclusively by binding arbitration before an arbitrator mutually acceptable to the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceeding shall be conducted at a location that is within 50 miles of the location of Executive’s principal place of employment on the Termination Date. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Notwithstanding the foregoing, Company shall not be required to seek or participate in arbitration regarding any breach or threatened breach by Executive of his obligations in Section 9, but may pursue its remedies for such breach in a court of competent jurisdiction in accordance with Section 12(C) below.

(B)  Legal Fees and Expenses.  In the event that Executive prevails in an arbitration commenced as provided for in this Section 12, Company shall pay or reimburse Executive for reasonable legal fees and expenses incurred by Executive and attributable to such arbitration.

(C)  Other Legal Action.  Any legal action concerning this Agreement, other than an arbitration described in Section 12(A), whether instituted by Company or Executive, shall be brought and resolved only in the United States Federal District Court of Vermont.  Company  and Executive hereby irrevocably consent and submit to and shall take any action necessary to be subject to the personal jurisdiction of that court and hereby irrevocably agree that all claims in respect of the action shall be instituted, heard, and determined in that court. Company and Executive each agree that such court is a convenient forum, and hereby irrevocably waive, to the fullest extent possible, the defense of an inconvenient forum to the maintenance of the action. Any final judgment in the action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.         Successors; Binding Agreement.

(A)  In addition to any obligations imposed by law upon any successor to Company, Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. The provisions of this Section 13 shall continue to apply to each subsequent employer of Executive bound by this Agreement in the event of any merger, consolidation, or transfer of all or substantially all of the business or assets of that subsequent employer.

(B)  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive shall die while any amount would be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, the amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives, or administrators of Executive’s estate.

14.         Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To Company:

Central Vermont Public Service Corporation

77 Grove Street, Rutland Vermont  05701
Attention:  [______Officer]

To Executive:
_______________________________

15.         Miscellaneous.  Except as otherwise provided in Section 6, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an officer of Company specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which Executive has agreed.

16.         Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.         Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to a the subject matter hereof, superseding all prior oral or written communications, agreements, contracts and the like between the parties.

ACKNOWLEDGEMENT OF ARBITRATION

The parties to this Agreement acknowledge the arbitration provision of this Agreement, and acknowledge that no lawsuit may be brought by either party concerning any dispute that may arise which is covered by the arbitration provision, unless it involves a question of constitutional or civil rights, and that such dispute shall be submitted to arbitration in accordance with the arbitration provision as set forth in Section 12(A).

DATED at Rutland, Vermont this ____ day of ___________ __________.

IN PRESENCE OF: ________________________ Witness	______________________________ Executive
________________________ Witness	CENTRAL VERMONT PUBLIC SERVICE CORPORATION By ____________________________ Mary Alice McKenzie Chairperson of the Board